EXECUTION COPY


                                                                       EXHIBIT A


                               PURCHASE AGREEMENT

         This Purchase Agreement (this "Agreement") is made and entered into as of August 4, 2006 between DSC AFFM, LLC, a Delaware limited liability company ("Seller"), and Affirmative Investment LLC ("Purchaser"), a Delaware limited liability company.

         WHEREAS, each of Seller and Purchaser own, individually, 3,930,463.5 Membership Units (as defined in the Amended and Restated Limited Liability Company Agreement of New Affirmative LLC (the "Company"), dated as of June 30, 2005, by and between Seller and Purchaser (the "LLC Agreement")); and

         WHEREAS, Seller desires to sell and transfer to Purchaser, and Purchaser desires to purchase and accept from Seller, the 3,930,463.5 Membership Units owned by Seller (the "Seller Units") at a purchase price equal to $16.00 per Seller Unit, representing an aggregate purchase price of $62,887,416.00 (the "Purchase Price");

         NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties herein contained, the Seller and Purchaser hereby agree as follows:

         1.   Sale and Purchase of Seller Units.

                  (a) Sale and Purchase of Seller Units. Upon the terms and subject to the conditions set forth herein, Seller hereby agrees to sell and transfer to Purchaser, and Purchaser hereby agrees to purchase and accept from Seller, free and clear of any liens (other than any liens imposed by the LLC Agreement and other than restrictions on transfer imposed by applicable state and federal securities laws), the Seller Units for the Purchase Price, payable in cash.

                  (b) Closing. The closing (the "Transfer Closing") of the purchase and sale of the Seller Units shall occur at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036 at 10:00 a.m. on August 31, 2006 (or, if the conditions in Section 3 are not satisfied or waived at that time, the first business day after the satisfaction or waiver of those conditions (other than those conditions that by their terms are to be satisfied at the Transfer Closing, but subject to satisfaction or waiver of those conditions)), or at such other time or place as Purchaser and Seller may agree. Concurrently with the Transfer Closing, Purchaser shall pay, or cause to be paid, to Seller the Purchase Price in cash, by wire transfer of immediately available funds to the account designated on Exhibit A.

                  (c) LLC Agreement.

                           (i) Effective as of the Transfer Closing, Seller hereby withdraws as a member of the Company, and Purchaser hereby consents to and approves such withdrawal and, except as expressly provided in Section 1(c)(iii) below, following the Transfer Closing Seller shall not be subject to any of the terms or provisions of the LLC Agreement.

                           (ii) Purchaser shall, effective as of the Transfer Closing, amend the LLC Agreement to reflect Purchaser as the sole member of the Company and to make such other amendments to the LLC Agreement as it determines in its sole discretion.

                           (iii) Purchaser hereby releases Seller from any and all obligations that it may have under the LLC Agreement, except that the provisions of the LLC Agreement set forth in Section 6.3 (with respect to the period prior to the Transfer Closing) and Article X (as each Section is currently in effect and without giving effect to any amendment, modification or waiver thereof after the date of this Agreement) of the LLC Agreement shall remain applicable to Seller and Purchaser. Each of Purchaser and Seller, on behalf of itself, its respective members and their respective affiliates, unconditionally and irrevocably waives any and all claims it may have against the other party hereto and/or its officers, members, employees, affiliates, successors and assigns for any and all causes of action, actions, claims, liabilities and demands that it may now have or may have had or that may subsequently accrue to it (whether known or unknown, liquidated or unliquidated) arising out of, or relating to (A) the LLC Agreement, except that the Purchaser does not waive the performance, or any claim with respect thereto, of Seller's obligations set forth in
         Section 6.3 and Article X of the LLC Agreement, or (B) the Company's investment in Affirmative Insurance Holdings, Inc. ("Affirmative"); provided that this provision shall not operate as a waiver of any claim or obligation of any party arising hereunder.

                  (d) Further Assurances; Information; Filing.

                           (i) From and after the date hereof, and subject to the terms and conditions hereof, each party hereto agrees to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including using their respective reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of, and make all filings, submissions or notices with, governmental entities and parties to contracts with each party hereto, to execute, deliver and/or record such documents, agreements or instruments, and to provide or make available such information, in each case as are necessary or desirable for consummation of, or in connection with, the transactions contemplated by this Agreement.

                           (ii) Seller shall promptly provide to Purchaser, the Company and their respective agents, upon reasonable notice and for purposes reasonably related to (A) this Agreement or (B) financial, regulatory, accounting or tax matters in connection with the Company's acquisition and ownership of Affirmative common stock, copies (at Purchaser's expense) of Seller's books and records to the extent such books and records (x) are in the Seller's possession or control and (y) are directly related to the Company, Seller's ownership of the Seller Units and Seller's acquisition and ownership of the shares of common stock of Affirmative that were contributed to the Company.

                           (iii) Following the Transfer Closing, the Purchaser shall use its reasonable efforts to cause Affirmative Insurance Company and Insura Property and Casualty Insurance Company to make the appropriate registration statement (amended Form Bs) disclosures with the Illinois Department of Financial and Professional Regulation, Division of Insurance within the required time period.

         2. Representations and Warranties.

                  (a) Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller that:

                           (i) Purchaser is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Purchaser has all the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly authorized, executed and delivered by Purchaser. This Agreement constitutes the valid, binding and enforceable agreement of Purchaser, except as enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws relating to or affecting creditor's rights generally and (B) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                           (ii) The execution, delivery and performance by Purchaser of this Agreement does not and will not (A) violate any provision of Purchaser's organizational documents, (B) constitute or result in a breach of or a default (or an event which, with notice or lapse of time, or both, has the potential of constituting a default) under any agreement to which Purchaser is a party, (C) violate any law binding upon Purchaser or to which any of its assets are subject or (D) require the consent of any third party or governmental body or agency.

                           (iii) Purchaser is acquiring the Seller Units to be purchased by it for its own account for investment purposes and not with a view to or for sale or distribution in violation of the Securities Act of 1933, as amended, and the rules and regulations in effect from time to time thereunder (the "Securities Act") or other applicable law.

                           (iv) Purchaser has been advised by the Seller that:
         (A) neither the offer nor sale of any Seller Units has been registered under the Securities Act or any state or foreign securities or "blue sky" laws; (B) the Seller Units are characterized as "restricted securities" under the Securities Act; (C) it is not anticipated that there will be any public market for the Seller Units in the foreseeable future; and (D) any disposition without registration, when and if permitted Securities Act in reliance on an exception from registration under the Securities Act, can be made only in accordance with the terms and conditions of such exemption.

                           (v) Purchaser is an "accredited investor" as defined in the Securities Act and Purchaser has such knowledge, skill and experience in business, financial and investment matters so that Purchaser is capable of evaluating the merits, risks and consequences of an investment in the Seller Units to be purchased by it and is able to bear the economic risk of loss of its investment.

                           (VI) AS IS, WHERE IS. PURCHASER ACKNOWLEDGES THAT IT IS FAMILIAR WITH THE COMPANY AND AFFIRMATIVE AND, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, IS NOT RELYING UPON ANY REPRESENTATIONS, STATEMENTS, OR WARRANTIES (ORAL OR WRITTEN, IMPLIED OR EXPRESS) OF ANY MEMBER, OFFICER, EMPLOYEE, AGENT, AFFILIATE OR REPRESENTATIVE OF SELLER, OR ANY SALESPERSON OR BROKER (IF ANY) INVOLVED IN THIS TRANSACTION AS TO THE COMPANY, AFFIRMATIVE OR THE SELLER UNITS.

                  (b) Representations and Warranties of Seller. Seller represents and warrants to Purchaser that:

                           (i) Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Seller has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly authorized, executed and delivered by Seller. This Agreement constitutes the valid, binding and enforceable agreement of Seller, except as such enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws relating to or affecting creditors' rights generally and (B) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                           (ii) The execution, delivery and performance by Seller of this Agreement does not and will not (A) violate any provision of Seller's organizational documents, (B) constitute or result in a breach of or a default (or an event which, with notice or lapse of time, or both, has the potential of constituting a default) under any agreement to which Seller is a party, (C) violate any law binding upon Seller or to which any of its respective assets are subject or (D) require the consent of any third party or governmental body or agency.

                           (iii) All the Seller Units are owned by Seller beneficially and of record free and clear of any lien, encumbrance or other restriction (other than any liens imposed by the LLC Agreement and other than restrictions on transfer imposed by applicable state and federal securities laws), Seller has not conveyed, transferred or sold any interest in the Seller Units to any other person and subject to the terms and conditions of the LLC Agreement and applicable law, upon consummation of the transactions contemplated by this Agreement, Seller will transfer to Purchaser the Seller Units, in each case free and clear of any lien, encumbrance or restriction whatsoever (other than any liens imposed by the LLC Agreement and other than restrictions on transfer imposed by applicable state and federal securities laws). Except for this Agreement and the LLC Agreement, there are no contracts relating to the sale or transfer of the Seller Units to which Seller (or any of its affiliates (other than the Company)) is a party.

                           (iv) There is no pending or, to Seller's knowledge, threatened, litigation, action, proceeding, application, complaint or investigation (A) affecting or with respect to the Seller Units or (B) which purports to affect the legality, validity or enforceability of this Agreement or the transactions contemplated hereby.

                           (v) Seller acknowledges that it is aware of the matters described in Schedule 2(b)(v) hereto.

                           (vi) Seller acknowledges that following the Transfer Closing, it shall have no right or interest (other than by reason of Seller's right to dividends as set forth in Section 5 to the extent not paid prior to the Transfer Closing) in the shares of common stock of Affirmative owned by the Company.

                           (vii) NO ADDITIONAL REPRESENTATIONS. THE
         REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS SECTION 2(b) ARE THE ONLY REPRESENTATIONS AND WARRANTIES MADE BY SELLER. EXCEPT AS SPECIFICALLY SET FORTH HEREIN, ALL WARRANTIES, EXPRESS OR IMPLIED, ARE HEREBY DISCLAIMED AND EXCLUDED. IN NO EVENT SHALL SELLER BE LIABLE FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES.

         3. Conditions to Closing.

                  (a) The obligation of Purchaser to effect the Transfer Closing is subject to the satisfaction or waiver of the following conditions:

                           (i) Seller shall have performed in all material respects all of its obligations under this Agreement required to be performed by it at or before the Transfer Closing;

                           (ii) Each representation and warranty of Seller contained in this Agreement shall be true and correct in all material respects (except for the representations set forth in Section 2(b)(i), Section 2(b)(iii), Section 2(b)(v) and Section 2(b)(vi), which shall be true and correct in all respects) as of the time of the Transfer Closing, as if made at and as of such time; and

                           (iii) No law, statute, ordinance, rule, regulation, code, order, judgment, injunction or decree enacted, issued, promulgated, enforced or entered by a government entity shall be in effect prohibiting the transactions contemplated hereby.

                  (b) The obligation of Seller to effect the Transfer Closing is subject to the satisfaction or waiver of the following conditions:

                           (i) Purchaser shall have performed in all material respects all of its obligations under this Agreement required to be performed by it at or before the Transfer Closing;

                           (ii) Each representation and warranty of Purchaser contained in this Agreement shall be true and correct in all material respects (except for the representations set forth in Section 2(a)(i), Section 2(a)(iii), Section 2(a)(iv), 2(a)(v) and Section 2(a)(vi), which shall be true and correct in all respects) as of the time of the Transfer Closing, as if made at and as of such time; and

                           (iii) No law, statute, ordinance, rule, regulation, code, order, judgment, injunction or decree enacted, issued, promulgated, enforced or entered by a government entity shall be in effect prohibiting the transactions contemplated hereby.

         4. Survival; Indemnification.

                  (a) The representations, warranties, covenants and agreements of the parties set forth in this Agreement shall survive the Transfer Closing.

                  (b) Each party hereto shall indemnify the other party, its affiliates and their respective members, directors, officers, employees and agents against, and agrees to hold each of them harmless from, any damage, loss, liability, cost, charge, fee, penalty, tax or expense (including reasonable expenses of investigation and reasonable attorneys' fees and expenses) incurred or suffered by them arising out of, or relating to, any breach by such party of any provision of this Agreement. Notwithstanding the foregoing, no party hereto shall be liable under this Section 4(b) for any punitive, incidental or consequential damages, unless such punitive, incidental or consequential damages are awarded against the indemnified party in a third-party claim.

         5. Payment of Dividend. Notwithstanding anything to the contrary in this Agreement, Purchaser shall cause the Company to deliver to Seller, within one (1) business day following receipt thereof by the Company, the gross amount (without taking into account any holdback, deduction or other expense contemplated by the LLC Agreement) of any cash dividend on the common stock of Affirmative for which the record date occurred prior to the date hereof that is allocable to the Seller Units under the current terms of the LLC Agreement and which has not been previously received by the Seller.

         6. US Tax Treatment. Consistent with Revenue Ruling 99-6, Seller and Purchaser agree to treat, for U.S. federal income tax purposes, the sale of the Seller Units by Seller to Purchaser as follows: (a) as to Seller, as a sale of the Seller Units to Purchaser and (b) as to Purchaser, as if the Company had distributed in liquidation of the Company to each of Seller and Purchaser the assets to be set forth on a Schedule 6 and as if Seller had sold to Purchaser the assets received from the Company. Seller and Purchaser shall, in good faith, use their respective best efforts to reasonably agree upon a Schedule 6 prior to the Transfer Closing; provided that, in no event shall agreement and delivery of such Schedule 6 be a condition to the Transfer Closing (or otherwise affect the conditions precedent to the Transfer Closing) .

         7. Binding Effect. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and the heirs, successors and assigns of the parties hereto.

         8. Fees and Expenses. Each of Seller and Purchaser shall bear its own costs and expenses in connection with the negotiation, execution and delivery of this Agreement and the other documents related hereto and consummation of the transactions contemplated hereby.

         9. Assignment. No party shall assign any of its rights under this Agreement without the prior written consent of the other party, except that Purchaser may assign any and all of its rights under this Agreement to one or more of its affiliates (but no such assignment shall relieve Purchaser of any of its obligations hereunder nor shall any such assignment hinder or delay the Transfer Closing). Any purported assignment in contravention of this provision shall be null and void.

         10. Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

         11. Invalidity of Provisions. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

         12. Headings; Execution in Counterparts; Facsimile Signatures. The headings and captions contained herein are for convenience of reference only and shall not control or affect the meaning or construction of any provision hereof. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute but one and the same instrument. Facsimile transmission of any signed original document and retransmission of any signed facsimile transmission will be deemed the same as delivery of an original. At the request of either party, the other party will confirm facsimile transmission by signing and delivering a duplicate original document.

         13. Notices. All notices and other communications provided for herein shall be dated and in writing and shall be deemed to have been duly given when delivered, if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid and when received if delivered otherwise, to the party to whom it is directed:

                           If to the Seller, to the following address:

                           DSC AFFM, LLC
                           900 N. Michigan Ave., 19th Floor
                           Chicago, Illinois 60611
                           Attn:  Prashant Gupta
                                  Michael J. Ryan
                           Telephone:  312-915-2845
                           Fax:  312-915-2487

                           with a copy to:

                           Skadden, Arps, Slate, Meagher & Flom LLP
                           Four Time Square
                           New York, New York 10036
                           Attn:  Thomas W. Greenberg, Esq.
                           Telephone: 212-735-3000
                           Fax: 212-725-2000

                           If to Purchaser, to the following address:

                           Affirmative Investment LLC
                           717 Fifth Avenue, 26th Floor
                           New York, New York 10022
                           Attn.:  Avshalom Kalichstein
                           Telephone:  212-404-6808
                           Fax:  646-304-6424

                           with a copy to:

                           Sullivan & Cromwell LLP
                           125 Broad Street
                           New York, New York 10004
                           Attn:  Stephen M. Kotran, Esq.
                           Telephone:  212-558-4000
                           Fax:  212-558-3588

or at such other address as such party shall have specified by notice in writing to the other parties in accordance with this Section 13.

         14. Amendment. This Agreement may not be amended, modified or supplemented and no waivers of or consents to departures from the provisions hereof may be given unless consented to in writing by the party sought to be charged therewith. Unless otherwise specified in such waiver or consent, a waiver or consent given hereunder shall be effective only in the specific instance and for the specific purpose for which given.

         15. Integration. The parties agree that this Agreement contains the entire understanding among the parties hereto relating to the matter hereof.

         16. Third Party Beneficiaries. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give to any third party any rights or remedies against any party hereto.

         17. Specific Performance. The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties agree that, in addition to any other remedies, each party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.

                  [Remainder of page intentionally left blank]

                  IN WITNESS WHEREOF, Seller and Purchaser have executed this Agreement as of the date first above written.


                                      SELLER


                                      DSC AFFM, LLC

                                      By:  DSC AFFM Manager LLC,
                                           its Managing Member

                                      By:   /s/ Michael J. Ryan
                                            -----------------------------------
                                            Name:   Michael J. Ryan
                                            Title:  Authorized Agent


                                      PURCHASER


                                      AFFIRMATIVE INVESTMENT LLC

                                      By:  Affirmative Associates LLC,
                                           its Managing Member


                                      By: /s/ J.C. Flowers
                                          -------------------------------------
                                          Name:  J.C. Flowers
                                          Title: Member